PRICING SUPPLEMENT NO. 26 DATED                            Filed Pursuant to
FEBRUARY 1, 2001 TO PROSPECTUS DATED                       Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS                 File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000


                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:              $ 2,956,000.00
Original Issue Date (Settlement Date):   February 6, 2001
Stated Maturity Date:                    January 15, 2008
Issue Price to Public:                   100.00% of Principal Amount
Interest Rate:                           8.250% Per Annum
Interest Payment Dates:                  March 15 and Monthly Thereafter
                                         Commencing March 15, 2001

Survivor's Option:                       [X ] Yes              [  ] No
Optional Redemption:                     [X ] Yes              [  ] No

Initial Redemption Date:                 January 15, 2003
Redemption Price:                        Initially 101% of Principal Amount and
                                         100% after the first anniversary of the
                                         Initial Redemption Date.

                                         Principal Amount of Notes
        Agent                            Solicited by Each Agent

First of Michigan Corporation            $   198,000.00
Prudential Securities Incorporated       $ 1,223,000.00
J.J.B. Hilliard, W.L. Lyons, Inc         $ 1,300,000.00
Raymond James & Associates, Inc          $   155,000.00
J.W. Korth & Company                     $    80,000.00
        Total                            $ 2,956,000.00


                                         Per Note Sold by
                                         Agents To Public             Total

Issue Price:                             $     1,000.00         $  2,956,000.00
Agent's Discount or Commission:          $         7.00         $     20,692.00
Maximum Dealer's Discount or
  Selling Concession:                    $        20.50         $     60,598.00
Proceeds to the Company:                 $       972.50         $  2,874,710.00

CUSIP Number:  12589SAC6